PLAN OF CONVERSION

This Plan of Conversion, is entered into on this, the 2nd day of October, 2006, by and between by and between any and all Members of HARCOM PRODUCTIONS, LLC, as to the plan set forth below:

WITNESSTH

WHEREAS, HARCOM PRODUCTIONS, LLC, a limited liability company, duly organized and existing under and by the virtue of the Limited Liability Company Act of the State of Oklahoma;

WHEREAS, HARCOM PRODUCTIONS, LLC plans to convert to a corporation;

NOW, THEREFORE, IT IS AGREED, as follows:

DEFINITIONS

For purposes of this Plan of Conversion, the following definitions shall apply:

“Converting entity” means- HARCOM PRODUCTIONS, LLC; and,

“Converted entity” means- HARCOM PRODUCTIONS, INC.

SPECIFIC PROVISIONS

1.

That this Plan of Conversion shall be unanimously approved by all persons holding an ownership interest in HARCOM PRODUCTIONS, LLC.

2.

That the limited liability company presently known as HARCOM PRODUCTIONS, LLC, which was formed on February 5, 1999, proposes to convert from a limited liability company to a corporation., duly organized and existing under and by the virtue of the General Corporation Act of the State  of Oklahoma;

3.

That the name of the corporation, as set forth in the Certificate of Incorporation, shall be HARCOM PRODUCTIONS, INC.;

4.

That upon conversion of Members' ownership interests in. HARCOM PRODUCTONS, LLC, into ownership interests, or, shares of HARCOM PRODUCTIONS, INC., the Members’ ownership interests in HARCOM PRODUCTIONS, LLC, shall be converted at a proportional amount of the newly issued shares of HARCOM PRODUCTIONS, INC.

5.

That, unless amended by the Board of Directors of HARCOM PRODUCTIONS, INC., the maximum number of shares of stock that HARCOM PRODUCTIONS, INC. shall be authorized to issue and have outstanding at any one time is 1,000,000 shares of common stock having a par value of $0.001 per share.

6.

That the persons named as the initial Directors of HARCOM PRODUCTIONS, INC. shall hold this office until the first Meeting of the Shareholders or until otherwise replaced by a successor.

7.

That HARCOM PRODOCTIONS, INC. shall have the right to indemnify any officer or director or any former officer or director, to the full extent permitted by law.

8.

That the power to adopt, alter, amend and repeal the Bylaws shall be vested in the Board of Directors and the Shareholders as provided by law; however, the Shareholders shall not have the power to adopt or amend the Bylaws that fixes a greater quorum or voting requirement for Shareholders than is required by law.

EFFECTIVENESS OF CONVERSION

9.

That this conversion shall be effective upon the filing of HARCOM PRODUCTIONS, LLC's Certificate of Conversion, and the Certificate of Incorporation for HARCOM PRODUCTIONS, INC.

GENERAL EFFECT OF CONVERSION

10.

That when the conversion Contemplated herein takes effect:

(a)

the converting entity continues to exist without interruption in the organizational form of the converted entity rather than in the organizational form of the converting entity;

(b)

all rights, title, and interests to all property owned by the converting entity continues to be owned, subject to any existing liens or other encumbrances on the property, by the converted entity in the new organizational form without:

(1)

reversion or impairment;

(2)

further act or deed; or

(3)

any transfer or assignment having occurred;

(c)

all liabilities and obligations of the converting entity continue to be liabilities and obligations of the converted entity in the new organizational form without impairment or diminution because of the conversion;

(d)

the rights of creditors or other parties with respect to or against the previous owners or members of the converting entity in their capacities as owners or members in existence when the conversion takes effect continue to exist as to those liabilities and obligations and may be enforced by the creditors and obligees as if a conversion had not occurred;

(e)

a proceeding pending by or against the converting entity or by or against any of the converting entity1s owners or members in their capacities as owners or members may be continued by or against the converted entity in the new organizational form and by or against the previous owners or members without a need for substituting a party;

(f)

the ownership or membership interests of the converting entity that are to be converted into ownership or membership interests of the converted entity as provided in the plan of conversion are converted as provided by the plan. and if the converting entity is a domestic entity, the former owners or members of the domestic entity are entitled only to the rights provided in the plan of conversion or a right of dissent and appraisal under the laws of the State of Oklahoma;

(g)

if after the conversion takes effect, an owner or member of the converted entity as an owner or member is liable for the liabilities or obligations of the converted entity, the owner or member is liable for the liabilities and obligations of the converting entity that existed before the conversion took effect only to the extent that the owner or member:

(1)

agrees in writing to be liable for the liabilities or obligations;

(2)

was liable before the conversion took effect for the liabilities or obligations; or

(3)

by becoming an owner or member of the converted entity, becomes liable under other applicable law for the existing liabilities and obligations of the converted entity.

IN WITNESS WHEREOF, we, all of the current Members of HARCOM PRODUCTIONS, LLC, have executed this Plan of Conversion as of the date first written above. Furthermore, the foregoing Plan of Conversion is unanimously agreed to, and, adopted by all Members of HARCOM PRODUCTIONS, LLC, as evidenced below.

Dated:  October 2, 2006

Signed:

/s/ SHANE E. HARWELL

SHANE E. HARWELL, MEMBER

Dated:  October 2, 2006

Signed:

 /s/  SUSAN HARWELL

SUSAN HARWELL, MEMBER